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                                                   CONTACT:
                                                   WILLIAM A. LUCA
                                                   VICE PRESIDENT OF FINANCE
                                                   (203) 749-7000

FOR IMMEDIATE RELEASE

                                CANNONDALE CORPORATION
                     ANNOUNCES NEW STOCK REPURCHASE PROGRAM

Bethel, CT (August 3, 1998) -- On July 31, 1998, Cannondale Corporation's Board of Directors authorized a new stock repurchase program by the Corporation to repurchase up to 1,000,000 shares of its common stock. Shares repurchased under the new program will be additional to the shares repurchased pursuant to the repurchase program announced September 3, 1997. Purchases by the Corporation may be made from time to time in the open market or in private transactions. The repurchase program may be suspended or discontinued at any time. Shares repurchased by the Corporation will be available for general corporate purposes, including issuance upon the exercise of employee options.

Cannondale (NASDAQ: BIKE) is a leading manufacturer of high-performance aluminum bicycles. The Company's bicycles and bicycle accessories, which include clothing, packs and bags, bike trailers and components, are marketed under the Cannondale brand name and "Handmade in USA" logo. Based in Bethel, Connecticut, Cannondale operates one factory in Pennsylvania and has subsidiaries in Europe, Japan and Australia.